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                                                                   EXHIBIT 10.14

                               OLYMPIC STEEL, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                          (Effective December 15, 2004)


                                    ARTICLE I
                                  INTRODUCTION

        1.1. Name. The name of this Plan is Olympic Steel, Inc. Executive Deferred Compensation Plan ("Plan").

        1.2. Effective Date. The effective date of this Plan is December 1,
2004.

        1.3. Purpose. This Plan is established, effective December 1, 2004, by Olympic Steel, Inc. for the purpose of providing a tax effective opportunity for a select group of management and/or highly compensated employees of the Employer (as defined below) to accumulate unfunded deferred compensation and create future wealth.

        This Plan provides a means whereby an Eligible Employee (as defined below) may defer payment of a portion of his salary or annual incentive he otherwise would receive.

        All deferrals under this Plan shall be in the form of unfunded recordkeeping entries that shall be credited with earnings as specified in this Plan.





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                                   ARTICLE II
                                   DEFINITIONS

         Whenever the following initially capitalized words and phrases are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary:

         2.1. "Administrator" shall mean Olympic Steel, Inc., an Ohio corporation, or such individuals or committee of individuals as designated by the Company to serve in such capacity.

         2.2. "Appeals Committee" shall mean the Appeals Committee established pursuant to Article

VIII.

         2.3. "Beneficiary" shall mean such person or legal entity as may be designated by a Participant under Section 5.5 to receive benefits hereunder in the event of such Participant's death.

2.4. "Change of Control" shall mean, but not be limited to: (a) the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by the Company and/or any affiliate thereof) for all or part of the Company's Common Shares of any class or any securities convertible into such Common Shares and the Participant has elected not to tender or exchange his Common Shares; (b) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the Company's Common Shares calculated as provided in paragraph (d) of said Rule 13d-3; (c) the date of approval by shareholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger; (d) the date of approval by shareholders of the Company of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or
(f) the date (the "Measurement Date") on which the individuals who at the beginning of a two consecutive year period ending on the Measurement Date, cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election, or the nomination for election by the Company's shareholders, of each new director during such two-year period was approved by an affirmative vote of the directors (including any Participant) then still in office who were directors at the beginning of said two-year period. Notwithstanding the foregoing, (i) if any person's ownership interest in the Company increases to 20% or more, solely as a result of the Company's repurchase of its shares, or (ii) Michael D. Siegal increases his ownership interest to 20% or more, such ownership shall not be considered a Change in Control for purposes of subparagraph (b) above.

         2.5. "Company" shall mean Olympic Steel, Inc. and any successor corporation or business organization which shall assume the duties and obligations of Olympic Steel, Inc., under this Plan.


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         2.6. "Compensation" shall mean the base salary or annual incentive payable for a Plan Year, before any reduction to such base salary or annual incentive payment is effected in accordance with the Deferred Compensation Election Form.

         2.7. "Deferred Compensation Account" shall mean the recordkeeping account established by the Administrator for each Participant to which the portion of a Participant's Compensation that is voluntarily deferred pursuant to
Article IV is credited. A Participant shall at all times be fully vested in the balance of his Deferred Compensation Account.

         2.8. "Deferred Compensation Election Form" shall mean a document(s) or form(s), as is made available from time to time by the Administrator, whereby an Eligible Employee enrolls as a Participant and elects to defer Compensation pursuant to Article IV of this Plan.

         2.9. "Eligible Employee" shall mean an individual actively employed by the Employer who is a member of a select group of management and/or highly compensated employees, who have total annual compensation in excess of $125,000, and who are designated by the Chief Executive Officer of the Company or the Chief Executive Officer's delegate to be eligible to participate hereunder.

         2.10. "Employer" shall mean the Company or any of its participating subsidiaries approved by the Board of Directors of the Company.

         2.11. "Participant" shall mean an individual who has amounts standing to his credit under this Plan, regardless of whether the individual is currently deferring into this Plan.

         2.12. "Plan Year" shall mean the calendar year.

         2.13. "Plan" shall mean the Olympic Steel, Inc. Executive Deferred Compensation Plan as set forth in this instrument, and as amended from time to time.

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ARTICLE III
                       PARTICIPATION BY ELIGIBLE EMPLOYEES

         3.1. Participation. Participation in this Plan is limited to Eligible Employees. An Eligible Employee shall participate in the Plan as determined by the Administrator. A Participant who separates from service with the Employer will cease participation hereunder.

         3.2. Failure to Designate. In the event that the Administrator fails to designate the group of Eligible Employees who shall be eligible to participate for any year, each Eligible Employee who was designated in the prior year shall be deemed to have been designated for the next succeeding Plan Year, provided that any such employee shall participate for purposes of the next succeeding Plan Year only if he or she is actively employed by the Employer on the first day of such succeeding Plan Year and provided he or she is otherwise an Eligible Employee for such year.

         3.3. Immediate Cash-Out of Ineligible Employee. This Plan is intended to be an unfunded "top-hat" plan, maintained primarily for the purpose of providing benefits for a select group of management and/or highly compensated employees. Accordingly, if the Administrator determines that any Participant does not qualify as a member of the select group, and his continued participation jeopardizes the "top-hat" status of the Plan, in the Administrator's sole discretion, one hundred percent (100%) of such Participant's Deferred Compensation Account shall be paid to the Participant as soon as practically possible. Notwithstanding the foregoing, the Administrator shall not make such payment if it determines that doing so would constitute an impermissible acceleration under, or otherwise violate or result in adverse tax consequences under, the American Jobs Creation Act of 2004.


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                                   ARTICLE IV
                              PARTICIPANT DEFERRALS

         4.1. Base Salary Deferral Election. An Eligible Employee may elect to defer up to ninety percent (90%) of his future base salary by completing and executing a Deferred Compensation Election Form that specifies the amount of base salary to be deferred and filing it with the Administrator. Except as otherwise provided for herein, any election, modification or revocation shall be effective only for base salary payable in the Plan Year that commences after the Plan Year that the Administrator receives the Deferred Compensation Election Form. Any such election, modification or revocation shall be made not later than the end of the Plan Year that precedes the Plan Year for which it is effective. No election, modification or revocation is permissible with respect to base salary paid prior to the execution of a Deferred Compensation Election Form. With regard to the initial election of an Eligible Employee who first becomes eligible to participate in this Plan on or after its Effective Date, such election shall be made within 30 days after the date the Participant first becomes eligible to participate in this Plan and shall be effective for base salary payable on the first administratively feasible pay period after receipt of such election by the Administrator. A Participant's election to defer base salary shall remain in effect until modified or revoked as provided in this
Section 4.1.

         4.2 Annual Incentive Deferral Election. Each Eligible Employee may irrevocably elect no later than the December 31st preceding the beginning of the annual incentive award performance cycle for which it applies to defer all or any portion of his annual incentive award for that performance cycle by completing and executing a Deferred Compensation Election Form and filing it with the Administrator. Notwithstanding the foregoing:

a) no deferral election may be made with respect to any annual incentive award relating to a period commencing before January 1, 2005; and

b) the Administrator may provide, in its sole and exclusive discretion, that a Participant may make a deferral election with respect to an annual incentive award as late as June 30 if it determines that such award is "performance-based compensation" within the meaning of the American Jobs Creation Act of 2004.

         4.3. Deferred Compensation Account Credits. All deferrals of base salary or annual incentive awards shall be credited to the Participant's Deferred Compensation Account.


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                                    ARTICLE V
                                  DISTRIBUTIONS

         5.1. Distribution Date. Distribution of a Participant's Deferred Compensation Account shall be made within thirty (30) days after the Participant's death, long term disability, or separation from service for any reason or on a date specified by the Participant at the time the distributable amounts were initially deferred. Notwithstanding the foregoing, in the event of distribution upon separation from service (for reasons other than long term disability, death or change in the ownership or effective control of the Company or a substantial portion of the Company's assets), actual payment of the distribution amount shall not occur until 6 months after the date of separation from service, if the Participant is a "key employee" (as defined under Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof), and the Employer's stock is publicly traded on an established securities market or otherwise.

         5.2 Further Deferral of Distributions. A Participant may make a subsequent election to further defer payment of his or her Deferred Compensation Account provided that:

a) such election is made at least 12 months prior to the date such Deferred Compensation Account would otherwise be distributed; and

b) payment is deferred for at least 5 years after the date such Deferred Compensation Account would otherwise be distributed.

         5.3. Method of Payment. All distributions from the Participant's Deferred Compensation Account shall be paid in a cash single lump sum payment.

         5.4. Long Term Disability. For purposes of becoming eligible for a distribution under Section 5.1, a long term disability shall mean any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Employer.

         5.5. Distributions on Death. In the event of a Participant's death before his Deferred Compensation Account has been distributed, distribution shall be made to the Beneficiary designated in writing on a form prescribed by, and provided to, the Administrator by the Participant in a single lump sum payment. Distribution will be made within sixty (60) days after the date of death (or, if later, after the proper Beneficiary has been identified). A Participant may from time to time change his designated Beneficiary without the consent of such Beneficiary by filing a new designation in writing with the Administrator. If no Beneficiary designation is in effect at the time of the Participant's death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant's surviving spouse, or if none, to his surviving children per stirpes, and if none, to his estate.


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                                   ARTICLE VI
                                    ACCOUNTS

         6.1. Deferred Compensation Account. The Administrator shall establish and maintain, or cause to be established and maintained, a separate Deferred Compensation Account for each Participant hereunder who executes an election pursuant to Sections 4.1 or 4.2. Each such Participant's Compensation deferred pursuant to a Deferred Compensation Election Form under Sections 4.1 and 4.2 shall be separately accounted for and credited with earnings, if applicable, for recordkeeping purposes only, to his Deferred Compensation Account. A Participant's Deferred Compensation Account shall be solely for the purposes of measuring the amounts to be distributed under the Plan. The Employer shall not be required to fund or secure the Deferred Compensation Account in any way, the Employer's obligation to Participants hereunder being purely contractual.

         6.2. Crediting of Earnings and Statement of Account.

a) Each Participant shall be eligible to designate one or more investment options that are available under the Olympic Steel, Inc. Employees' 401(k) Retirement Plan and Trust as the deemed investment(s) for his Account or such other investment options determined appropriate in the sole discretion of the Board of Directors. The investment options under this Plan may be changed at any time in the sole discretion of the Board of Directors. As long as the investment options under the Olympic Steel, Inc. Employees' 401(k) Retirement Plan and Trust are the deemed investment options under this Plan, a participant's Deferred Compensation Account shall be credited with deemed earnings (or losses) on the same frequency as earnings (or losses) are credited under the Olympic Steel, Inc. Employees' 401(k) Retirement Plan and Trust. In its sole and exclusive discretion, the Administrator may adjust the amounts credited to the Deferred Compensation Accounts to take into account taxes or any other amounts owed by the Company as a result of the investment options offered under this Plan including, but not limited to, any taxable distributions, taxes generated by any sale of an investment option or any other charges made with respect to an investment option.

b) The Board of Directors may change, alter, or modify the Plan's investment policy as it deems appropriate, from time to time. Any such change, alteration, or modification shall be communicated to the Participants under procedures adopted by the Administrator.

c) As soon as practicable after the end of each Plan Year (and at such additional times as the Administrator may determine), the Administrator shall furnish each Participant with a statement of the balance credited to the Participant's Deferred Compensation Account.

         6.3. Investment to Facilitate Payment of Benefits. Although the Employer is not obligated to invest in actual shares of any specific asset or fund, or purchase any insurance contract, annuity or other financing vehicle in order to provide the means for the payment of any liabilities under this Plan, the Employer may elect to do so. Any such investments, contracts, annuities or other financing vehicles shall at all times be and remain unrestricted general property and assets of the Employer.


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                                   ARTICLE VII
                       FUNDING AND PARTICIPANT'S INTEREST

         7.1. Plan Unfunded. This Plan shall at all times be considered entirely unfunded for both federal and state income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The crediting to each Participant's Deferred Compensation Account shall be made through recordkeeping entries. No actual funds shall be set aside; provided, however, that nothing herein shall prevent the Employer from establishing one or more grantor trusts from which benefits due under this Plan may be paid in certain instances. All distributions shall be paid by the Employer from its general assets and a Participant (or his or her Beneficiary) shall have the rights of a general, unsecured creditor against the Employer for any distributions due hereunder. The Plan constitutes a mere promise by the Employer to make benefit payments in the future.

         7.2. Participant's Interest in Plan. A Participant has an interest only in the value of the amount credited to his account. A Participant has no rights or interests in any specific funds, stock or securities.


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                                  ARTICLE VIII
                        ADMINISTRATION AND INTERPRETATION

         8.1. Administration. The Administrator shall be in charge of the overall operation and administration of this Plan. The Administrator and Appeals Committee have in addition to the powers described elsewhere in this Plan, full discretionary authority to construe and interpret the terms and provisions of the Plan and related documents; to adopt, alter and repeal administrative rules, guidelines, forms and practices governing the Plan; to perform all acts, including the delegation of administrative responsibilities to advisors or other persons who may or may not be employees of the Employer; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as they shall deem advisable, with respect to the administration of the Plan.

         8.2. Interpretation. The Administrator and Appeals Committee may take any action, correct any defect, supply any omission or reconcile any ambiguity or inconsistency in the Plan, or in any election hereunder, in the manner and to the extent they shall deem necessary to carry the Plan into effect or to carry out the Employer's purposes in adopting the Plan. The Administrator and Appeals Committee have full discretionary authority to determine the right to benefits of, and the amount of benefits, if any, payable to any person. Any decision, interpretation or other action made or taken by or at the direction of the Employer, the Administrator or the Appeals Committee arising out of or in connection with the Plan, shall be within the absolute discretion of each of them, and, except as otherwise provided herein, shall be final, binding and conclusive on the Employer, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The Administrator's determinations hereunder need not be uniform, and may be made selectively among Eligible Employees, whether or not they are similarly situated.

         8.3. Records and Reports. The Employer shall furnish to the Administrator such data and information as it may reasonable require. Participants and Beneficiaries shall furnish to the Administrator such evidence, data or information and execute such documents as the Administrator requests. The Administrator shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under this Plan. The Administrator shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Employer are properly available.

         8.4. Payment of Administrative Expenses. The Employer shall bear all expenses incurred by the Administrator and Appeals Committee in administering and resolving claims under this Plan.

         8.5 Payment of Litigation Expenses After Change of Control. If a dispute arises concerning the rights of a Participant or Beneficiary to amounts deferred under this Plan in connection with a Change of Control or within [2] years after a Change of Control, regardless of the party by whom such dispute is initiated, the Employer shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys' fees and court costs billed to and payable by the Participant or by anyone with a claim made in good faith under or through the Participant (such person being hereinafter referred to as the "Participant's Claimant"), in connection


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with the bringing, prosecuting, defending, litigating, negotiating, or settling of such dispute plus reasonable interest at a rate to compensate for delayed payments where applicable; provided, that:

a) The Participant or the Participant's Claimant shall repay to the Employer any such expenses theretofore paid or advanced by the Employer if and to the extent that Employer obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be or is taken, whether because the time to do so has expired or otherwise; and provided further that

b) In the case of any dispute initiated by a Participant or the Participant's Claimant, notice of such dispute shall be given, with specific reference to the provisions of this Plan, to the Administrator within two (2) years after the occurrence of the event giving rise to such dispute.

         8.6. Indemnification for Liability. The Employer shall indemnify the Administrator and the employees of the Employer to whom the Administrator delegates duties under this Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct. This indemnification shall not be provided to any person who is not a present or former employee of the Employer. No indemnification shall be provided to any person who is not an individual.

         8.7. Claims Procedure. All claims for benefits or for participation must be in writing and submitted to the Administrator. If a claim for benefits or for participation under this Plan is denied in whole or in part, the claimant will receive written notification within ninety (90) days unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished prior to the termination of the initial ninety (90) day period. The denial notification will include specific reasons for the denial, specific reference to pertinent provisions of this Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure. If no denial notification is provided within the time frame described in this Section, the claim shall be deemed denied.

         8.8. Review Procedure, The Appeals Committee shall be composed of the members of the Compensation Committee of the Board of Directors of the Company or by such other individuals as shall be appointed by the Board of Directors of the Company. Within sixty (60) days after a claim is denied or deemed denied, in whole or in part, a claimant (or his duly authorized representative) may file a written request with the Appeals Committee for a review of his denied or deemed denied claim. The written request must specify the relief requested and the reason the denial should be reversed. The claimant may review pertinent documents that were used in processing his claim, submit pertinent documents, and address issues and comments in writing to the Appeals Committee.

         The Appeals Committee will notify the claimant of its final decision in writing. If an appeal is denied in whole or in part, the claimant will receive written notification within ninety (90) days unless special circumstances require an extension of time for processing the appeal. If such an extension of time is required, written notice of the extension shall be furnished prior to the termination of the initial ninety (90) day period. The denial notification will include specific reasons for the denial and specific reference to pertinent provisions of this Plan. If the decision on review is not furnished within the time frame described in this Section, the claim shall be deemed denied on review.


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         8.9. Legal Claims. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this
Article VIII. No such legal action may be commenced more than one hundred eighty
(180) days after the date of the Appeals Committee's final review decision.

         8.10. Participant and Beneficiary Information, Each Participant shall keep the Administrator informed of his or her current address and the current address of his or her designated Beneficiary or Beneficiaries. The Administrator shall not be obligated to search for any person. If such person's location is not discovered within two (2) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, the Participant's benefits shall be forfeited. If the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date of forfeiture.


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                                   ARTICLE IX
                            AMENDMENT AND TERMINATION

         9.1. Amendment and Termination. Subject to Section 9.4 below, this Plan may be amended, modified or terminated by the Company at any time, or from time to time, by action of an appropriate Company officer authorized or ratified by the Company's Board of Directors. No amendment, modification or termination will be effective if it reduces the amounts credited to any Participant's Deferred Compensation Account or adversely affects the right of any Participant or Beneficiary to receive payment of the Deferred Compensation Account as provided under this Plan, determined as of the date of the amendment.

         The prior provision notwithstanding, this Plan may be amended to:

         (1) reduce or eliminate the ability for Participants to defer future amounts under this Plan;

         (2) reduce or eliminate future deemed interest or earnings credits;

         (3) comply with any law; or

         (4) preserve the intended deferral of taxation for the benefit of all Participants' Deferred Compensation Accounts.

         9.2 Effect of Amendment or Termination on Distributions. If this Plan is amended to prohibit future deferrals or is terminated, then the amounts credited to Participants' Deferred Compensation Accounts will be distributed in accordance with the provisions of Section 5.1. Notwithstanding the foregoing, amounts credited to Participants' Deferred Compensation Accounts shall not be distributed upon such an amendment or termination if the Administrator determines, in its sole and exclusive discretion, that such distributions are prohibited by, or would result in adverse tax consequences under, the American Jobs Creation Act of 2004.

         9.3 Actions Binding on the Company and Participating Subsidiaries. Any amendments made to this Plan will be binding on the Company and all participating subsidiaries without the approval or consent of the participating subsidiaries. The Company may, by amendment, also terminate this Plan on behalf of all or any one of the participating subsidiaries in its sole discretion.

         9.4 Termination or Amendment After Change of Control. If a Change of Control occurs, then, for a period of two (2) calendar years following such Change of Control, the Company may not amend or terminate this Plan without the prior written consent of all Participants.



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                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.1. Right of Employer to Take Employment Actions. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Employer and any Eligible Employee, nor to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Eligible Employee at any time, nor shall it be deemed to give to the Employer the right to require the Eligible Employee to remain in its employ, nor shall it interfere with the Eligible Employee's right to terminate his or her employment at any time. Nothing in this Plan shall prevent the Employer from amending, modifying, or terminating any other benefit plan.

         10.2. Alienation or Assignment of Benefits. A Participant's rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant's rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary. Notwithstanding the preceding, the Administrator may direct distributions to an alternate payee pursuant to a Qualified Domestic Relations Order (QDRO), prior to any distribution date described in Article V.

         10.3. Right to Withhold. To the extent required by law in effect at the time a distribution is made from the Plan, the Employer or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local law.

         10.4. Construction. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of Ohio, to the extent such laws are not superseded by the Employee Retirement Income Security Act of 1974, as amended, or any other federal law.

         10.5. Headings. The headings of the Articles and Sections of this Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

         10.6. Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.